UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2011

AEOLUS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-50481	56-1953785
(Commission File Number)	(IRS Employer Identification No.)

26361 Crown Valley Parkway, Suite 150
Mission Viejo, California 92691
(Address of Principal Executive Offices, Including Zip Code)

949-481-9825
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐              Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐              Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐              Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐              Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 12, 2011, Aeolus Pharmaceuticals, Inc. (the “Company”) entered into a Sponsored Research Agreement (Non-Clinical) (the “Sponsored Research Agreement”) with Duke University (“Duke”), pursuant to which the Company engaged Duke to perform a program of scientific research entitled “Murine Studies for the Development of AEOL 10150 as a Medical Countermeasure Against ARS and DEARE,” which will include, among other things, studies and models of optimum dosing of AEOL 10150 in mice. The Company entered into the Sponsored Research Agreement in furtherance of the Company’s efforts under the development agreement with the Office of Biomedical Research and Development Authority (“BARDA”) for the development of AEOL 10150, the Company’s lead compound, as a medical countermeasure against the pulmonary sub-syndrome of acute radiation syndrome that the Company announced on February 15, 2011 (the “BARDA Contract”).  The Sponsored Research Agreement is a cost plus fee agreement inclusive of all direct and indirect costs.

The term of the Sponsored Research Agreement will continue through February 10, 2012, which is the end of the first year base period of performance under the BARDA Contract, provided that the Sponsored Research Agreement will be renewable for additional periods upon the mutual written consent of the parties and provided further that after February 10, 2012, either party may terminate the Sponsored Research Agreement effective as of any anniversary date of the Sponsored Research Agreement by giving the other party at least 60 days’ prior written notice.  In addition, the Company has agreed to indemnify Duke for liability incurred in connection with matters resulting from or arising out of the Sponsored Research Agreement except in the event of Duke’s negligence or willful misconduct, and Duke has agreed to indemnify the Company for liability incurred in connection with matters resulting from or arising out of the Sponsored Research Agreement except in the event of the Company’s negligence or willful misconduct.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 18, 2011	AEOLUS PHARMACEUTICALS, INC.

/s/ Russell Skibsted
Russell Skibsted
Senior Vice President & Chief Financial Officer